Exhibit 99.1

Star Gas Partners, L.P. Reports Fiscal 2009 First Quarter Results

STAMFORD, Conn.--(BUSINESS WIRE)--February 4, 2009--Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2009 first quarter, the three-month period ended December 31, 2008.

For the fiscal 2009 first quarter, Star reported an 11.3 percent decrease in total revenues to $402.9 million, compared to total revenues of $453.9 million in the year ago period, due to a decline in home heating oil volume of 3.1 percent and lower selling prices. Selling prices declined in response to a decrease in wholesale product cost.

Home heating oil volume for the fiscal 2009 first quarter decreased 3.6 million gallons to 109.6 million gallons, as the impact of colder temperatures was more than offset by the volume lost through conservation and net customer attrition. Temperatures in Star’s geographic areas of operations for the fiscal 2009 first quarter were 8.3 percent colder than the fiscal 2008 first quarter and 3.3 percent colder than normal, as reported by the National Oceanic Atmospheric Administration.

During the three-month period ended December 31, 2008, operating income decreased $37.4 million to a loss of $7.4 million.

The Partnership reported a net loss of $8.0 million, a $33.1 million decline versus the fiscal 2008 first quarter, due largely to an unfavorable change in the fair value of derivative instruments of $54.6 million.

Adjusted EBITDA increased $16.2 million to $35.5 million, as compared to $19.3 million for the three months ended December 31, 2007.

Star Gas Partners Chief Executive Officer, Dan Donovan, stated, “Our winter heating season got off to a respectable start, as we benefited from colder than normal temperatures during the fiscal 2009 first quarter and into January 2009. We applaud all of our employees in the field and in the office that continue to focus on providing superior customer service during this winter’s return to more normal temperatures.”

Mr. Donovan, added, “We are happy to report that we will be paying a distribution of $0.0675 per unit on February 13, 2009 to holders of record on February 5, 2009.”

REMINDER: Star Gas management will host a webcast and conference call tomorrow at 11:00 a.m. (ET). The webcast is available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com. The Conference call dial-in is 212/231-2905.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's quarterly report on form 10Q for the quarter ended December 31, 2008 and its Annual Report on Form 10-K for the year ended September 30, 2008, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2008	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$148,213	$178,808
Receivables, net of allowance of $11,302 and $10,821, respectively	147,938	95,691
Inventories	65,918	44,759
Fair asset value of derivative instruments	1,545	7,452
Prepaid expenses and other current assets	26,331	17,589
Total current assets	389,945	344,299

Property and equipment, net	38,600	38,829
Long-term portion of accounts receivables	517	634
Goodwill	182,933	182,011
Intangibles, net	28,906	30,861
Deferred charges and other assets, net	5,373	8,799
Total assets	$646,274	$605,433

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$24,812	$16,887
Fair liability value of derivative instruments	28,266	7,188
Accrued expenses and other current liabilities	76,905	64,670
Unearned service contract revenue	46,533	39,085
Customer credit balances	94,830	85,408
Total current liabilities	271,346	213,238

Long-term debt	163,646	173,752
Other long-term liabilities	18,966	18,466

Partners’ capital
Common unitholders	211,568	219,544
General partner	(221)	(186)
Accumulated other comprehensive loss	(19,031)	(19,381)
Total partners’ capital	192,316	199,977
Total liabilities and partners’ capital	$646,274	$605,433

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2008	2007

Sales:
Product	$354,267	$401,040
Installations and service	48,583	52,904
Total sales	402,850	453,944
Cost and expenses:
Cost of product	249,545	319,258
Cost of installations and service	49,030	52,574
(Increase) decrease in the fair value of derivative instruments	36,854	(17,753)
Delivery and branch expenses	63,534	57,952
Depreciation and amortization expenses	6,043	7,008
General and administrative expenses	5,210	4,846
Operating income (loss)	(7,366)	30,059
Interest expense	(5,019)	(5,059)
Interest income	1,092	1,452
Amortization of debt issuance costs	(592)	(570)
Gain on redemption of debt	3,522	-
Income (loss) before income taxes	(8,363)	25,882
Income tax expense (benefit)	(352)	785
Net income (loss)	$(8,011)	$25,097
General Partner’s interest in net income (loss)	(35)	107
Limited Partners’ interest in net income (loss)	$(7,976)	$24,990

Basic and Diluted income (loss) per Limited Partner Unit	$(0.11)	$0.33

Weighted average number of Limited Partner units outstanding:
Basic and Diluted	75,774	75,774

SUPPLEMENTAL INFORMATION

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA).

The Partnership uses EBITDA and adjusted EBITDA as measures of liquidity and they are being included because the Partnership believes that they provide investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA and adjusted EBITDA are not recognized terms under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by/(used in) operating activities determined in accordance with GAAP. Because EBITDA and adjusted EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA and adjusted EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and adjusted EBITDA and (ii) a reconciliation of EBITDA and adjusted EBITDA, as so calculated, to cash provided by/(used in) operating activities.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (unaudited)

	Three Months Ended December 31,
(in thousands)	2008	2007

Income (loss) from continuing operations	$(8,011)	$25,097
Plus:
Income tax expense (benefit)	(352)	785
Amortization of debt issuance cost	592	570
Interest expense, net	3,927	3,607
Depreciation and amortization	6,043	7,008
EBITDA from continuing operations	2,199	37,067

(Increase) / decrease in the fair value of derivative instruments	36,854	(17,753)
Gain on redemption of debt	(3,522)	-
Adjusted EBITDA (a)	35,531	19,314

Add / (subtract)
Income tax (expense) benefit	352	(785)
Interest expense, net	(3,927)	(3,607)
Provision for losses on accounts receivable	2,868	1,710
Increase in accounts receivables	(54,998)	(108,322)
Increase in inventories	(21,029)	(17,165)
Increase (decrease) in customer credit balances	8,713	(22,946)
Change in other operating assets and liabilities	12,299	6,109
Net cash used in operating activities	$(20,191)	$(125,692)

Home heating oil gallons sold	109,600	113,200

(a) Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership’s performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership’s debt covenants in its material debt agreements are calculated and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

CONTACT:
Star Gas Partners
Investor Relations
203-328-7310
or
Jaffoni & Collins Incorporated
Robert Rinderman, Norberto Aja
212-835-8500
SGU@jcir.com